Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES THIRD QUARTER

FINANCIAL RESULTS

CONCORD, CA, OCTOBER 30, 2007—Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2007.

Product revenue for the INTERCEPT Blood System increased to $2.8 million during the third quarter of 2007, up from $0.8 million during the third quarter of 2006. Total revenues for the third quarter of 2007 were $3.7 million, down from $8.0 million for the third quarter of 2006, when $2.6 million of milestone payments from BioOne and development funding under agreements with Baxter and MedImmune were recognized. No such revenue was recognized in the third quarter of 2007. In addition, $3.6 million less in government grant funding was recognized in the third quarter of 2007 as compared to the prior year period. Total operating expenses for the third quarter of 2007 were $14.2 million, up from $10.7 million for the same period in 2006. The higher operating expenses in the third quarter of 2007 are primarily due to an increase of $1.3 million in cost of products sold and $2.0 million in higher selling, general and administrative expenses associated with our commercialization efforts of the INTERCEPT Blood System.

Net loss for the third quarter of 2007 was $9.2 million, or $0.29 per share, compared to net loss of $1.8 million, or $0.06 per share, for the third quarter of 2006.

For the nine months ended September 30, 2007, product revenue rose 174% to $5.6 million from $2.0 million during the prior year period. Total revenues declined to $12.9 million in the first nine months of 2007 from $21.4 million during the same period in 2006, when milestone and development revenue from BioOne was recognized. Operating expenses rose to $50.2 million in the nine months ended September 30, 2007, from $33.1 million in the same period in 2006. The increase was primarily due to recognition of a $9.45 million non-cash impairment in the value of the Company’s equity investment in BioOne as well as increases of $2.7 million in cost of product revenue and $6.2 million in selling, general and administrative expense, largely arising from increased commercialization activities in Europe.

Net loss for the nine months ended September 30, 2007, was $33.9 million, or $1.06 per share, compared to $7.8 million, or $0.30 per share, in the same period in 2006.

At September 30, 2007, the Company had cash, cash equivalents and short-term investments of $69.0 million, down from $93.4 million at December 31, 2006.

“We are pleased to see good commercial progress in Europe,” said Claes Glassell, president and CEO of Cerus Corporation. “Our team continues to lay the foundation for future growth.”

RECENT HIGHLIGHTS

•	Product sales in the third quarter of 2007 increased by 65% from the second quarter of 2007, up from the 40% growth rate from the first to second quarter of 2007. Year-to-date product sales were $5.6 million in the nine months ended September 30, 2007, up significantly from $2.0 million in the same period in 2006;

•

We recently signed a distribution agreement to supply blood centers in Russia and other CIS countries, and began coordinating commercial efforts with Grifols, our distributor in Spain and Portugal, and with our distributors in Greece, Turkey and Kuwait;

•	We presented scientific and commercial use data at four medical conferences, including at last week’s American Association of Blood Banks conference in Southern California.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy designed to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology. The system is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in the research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Product revenue	$2,762	$794	$5,620	$2,049
Government grant and cooperative agreements	938	4,583	7,162	8,764
Milestones and development funding	—	2,597	130	10,618

Total Revenues	3,700	7,974	12,912	21,431

Operating expenses
Cost of product revenue	1,673	373	3,564	836
Research and development	6,881	6,672	20,086	21,287
Selling, general and administrative	5,631	3,631	17,104	10,933
Impairment of long-term investment in related party	—	—	9,450	—

Total operating expenses	14,185	10,676	50,204	33,056

Loss from operations	(10,485)	(2,702)	(37,292)	(11,625)
Interest income and other, net	1,334	915	3,418	3,836

Net loss	$(9,151)	$(1,787)	$(33,874)	$(7,789)

Net loss per share:
Basic	$(0.29)	$(0.06)	$(1.06)	$(0.30)
Diluted	$(0.29)	$(0.06)	$(1.06)	$(0.30)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	31,850	27,800	31,810	26,250
Diluted	31,850	27,800	31,810	26,250

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

BALANCE SHEETS

(In thousands)

	September 30, 2007	December 31, 2006
Cash, cash equivalents, and short-term investments	$69,035	$93,416
Accounts receivable and other current assets	8,315	7,494
Inventories	3,943	1,833
Furniture and equipment, net	1,397	1,627
Other assets	2,340	11,447

Total Assets	$85,030	$115,817

Accounts payable and accrued liabilities	$15,791	$14,144
Deferred revenue	39	—
Deferred gain	—	586
Other current liabilities	32	84
Other long-term liabilities	6	32

Total liabilities	15,868	14,846

Stockholders’ equity	69,162	100,971

Total liabilities and stockholders’ equity	$85,030	$115,817

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